Exhibit 10.7

Mr. David Mertens
[****]

March 23, 2010

Dear David,

We have the pleasure to confirm to you our offer for the position of Vice President of Sales, Americas, Korea and Taiwan, starting on or about April 1, 2010, reporting directly to Charlie Janac, Arteris President and CEO.

During the term of your employment, you will receive a fixed all-in annual gross salary of $160,000, and a commission of $75,000 at your personal $1,500,000 target annual bookings quota.

You will be granted a $20,000 payment upon 100% achievement of annual Company goals as set by the Board of Directors. It is anticipated that this portion of your compensation will be changed to revenue driven objective from your sales area in 2011.

In order to allow you time to ramp up your sales activity, we will grant you a non-recoverable $6,000/month payment for a period of three months from the start of your employment.

Your personal sales commission will be computed and paid in the month following the recognized booking at a linear rate of 5.0% until 100% of quota and 7.5% after 100% of quota is reached. There is no commission cap in place at this time. You would be entitled to have a car allowance of $500 per month. You will also be eligible for the Company’s medical and dental benefits as well as a 401K plan. You will be eligible for four weeks of vacation per year. You can accumulate maximum of eight weeks of vacation.

Your initial sales area will include all of Americas, Taiwan, Korea and China. All current sales and application engineering personnel in the USA will report to you. You will be responsible for the management of your sales area and the personnel employed within it.

We propose to grant you 220,000 stock options based upon the approval of the Board of Directors. The options will vest on a four year basis with a one year cliff. Should your sales area achieve a total of $3.5M in bookings in calendar 2010, you will be granted another 60,000 stock options in first quarter of 2011.

In case of more then 51% change of control of the Company’s shares, your options will vest 100% if you are terminated by the Company at any time after the close of the transaction. If you are still employed by the acquirer at the 12 month anniversary of the acquisition, you will fully vest.

Should you be terminated, except for cause, you will be granted 6 months severance, paid upon termination, plus the Company will pay for six months of your Cobra expenses.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, or for no reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by the

Company’s Board representative. The employment terms in this offer supersede any and all other agreements or promises made to you by anyone, whether oral or written. This offer and any grant or award under any of the Company’s benefit plans, including without limitation, the Company’s stock option plan, is expressly conditioned upon, and shall not be effective in the absence of, your agreement and consent.

We are excited about building a great Company together and having you join our team. We would be grateful if you could send back a signed copy of the present letter in order to confirm your agreement on the terms of our offer.

This offer is valid until March 31th of 2010.

Yours sincerely,

David Mertens: /s/ David Mertens

Date: March 24, 2010

K Charles Janac: /s/ K. Charles Janac

Chairman, President & Chief Executive Officer

Date: March 24, 2010

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